UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  02/01/2005

Wells Real Estate Fund I
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  000-14463

GA	581565512
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

6200 The Corners Parkway, Norcross, GA 30092-3365
(Address of Principal Executive Offices, Including Zip Code)

770-449-7800
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 8.01.    Other Events

Mini-Tender Offer Response

Wells Real Estate Fund I (the "Registrant") recently received notice of an unsolicited mini-tender offer dated January 10, 2005 pursuant to which Sutter Opportunity Fund 3, LLC ("Sutter") has offered to purchase Class A units in the Registrant for $61.00 per unit.

The General Partners neither authorize nor support Sutter's tender offer. In fact, the General Partners recommend that Class A unit holders not accept Sutter's tender offer. The General Partners encourage Class A unit holders to consider all relevant facts related to any tender offer and make an informed investment decision. Sutter's tender offer is what is commonly known as a "mini-tender offer," which has been addressed through a publication from the Securities and Exchange Commission ("SEC") entitled "Mini-Tender Offers: Tips for Investors."

Among other things, the SEC publication states that:

" 'Mini-Tender' offers - tender offers for less than five percent of a company's stock - have been increasingly used to catch investors off guard. Many investors who hear about mini-tender offers surrender their securities without investigating the offer, assuming that the price offered includes the premium usually present in larger, traditional tender offers. But they later learn that they cannot withdraw from the offer and may end up selling their securities at below-market prices."

Again, the General Partners recommend that Class A unit holders not accept Sutter's tender offer in part because Sutter failed to adequately disclose substantial information required under applicable SEC guidelines to protect investors, including among other things, the following:

-   Sutter should have clearly summarized how the offer price was determined. If Sutter prepared a valuation for the Registrant, it should have disclosed the value along with the basis for the value. If Sutter decided not to perform a valuation analysis, you should know why.

-   Sutter should have disclosed any valuations or projections prepared by the general partner or its affiliates and obtained by Sutter that are materially related to the transaction.

-   Sutter's offering document should have prominently included a description of the risks of the transaction. These risk factors should have been presented clearly and concisely, for example in bullet form.

-   Sutter should have disclosed certain information about the core operations of the Registrant similar to the information required by Items 14 and 15 of Form S-11.

-   Sutter should have disclosed, to the extent known, financial information about the Registrant similar to that required by Item 301 of Regulation S-K (selected financial data).

-   Sutter should have disclosed that, if the Registrant is aware of the offer, the Registrant is required to make a recommendation to you regarding the tender offer.

-   Sutter should have disclosed completely and accurately the identity of Sutter including control persons and promoters. In addition, Sutter should have disclosed whether it had sufficient available funds to consummate the offer.

It is the General Partners' belief that Sutter was deficient in many material ways in making the disclosures required under applicable SEC guidelines in its tender offer. In addition, Sutter's "Assignment Form" included with the tender offer contains many qualifications and contingencies that should carefully read before making any decisions related to the sale of units.

Again, the General Partners recommend that Class A unit holders not accept Sutter's tender offer. Although Wells Management Company, Inc., an affiliate of the General Partners, continues to receive property management and leasing fees in connection with the remaining properties owned by the Registrant, a decision by unit holders on whether or not to transfer units will have no direct financial impact on the General Partners or their affiliates.

If unit holders are in a position where they feel that they must sell their units at this time, the Registrant would be happy to assist in providing a list of secondary market vendors along with their toll-free numbers. Please be aware, however, that these secondary markets may offer discounted prices. Of course, any request for a transfer of limited partnership units will be honored as long as SEC rules and regulations are followed and the transfer is in compliance with the Registrant's Partnership Agreement.

Wells Client Services Specialists are available to answer any questions or service issues and may be reached at 800-557-4830, or at clientservices@wellsref.com. For your convenience, representatives are available Monday through Thursday from 8:15 a.m. to 7:30 p.m. and Friday 8:15 a.m. to 5:30 p.m. (ET).

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

Wells Real Estate Fund I

Date: February 01, 2005.	By:	/s/ Douglas P. Williams
Douglas P. Williams
Executive Vice President of Corporate General Partner, Wells Capital, Inc.